Exhibit 99.1
FOR IMMEDIATE RELEASE, AUGUST 9, 2005
COX COMMUNICATIONS ANNOUNCES SECOND QUARTER AND
YEAR-TO-DATE FINANCIAL RESULTS FOR 2005
Demand for bundled services grows revenues 11%;
high customer satisfaction scores outpace competitors
     ATLANTA — Cox Communications, Inc. today reported financial results for the three and six months ended June 30, 2005.
     “This quarter we surpassed a major milestone: three million Cox customers now subscribe to a bundle of two or more services,” said Jim Robbins, president and CEO of Cox Communications. “Nearly half of our basic subscribers have realized the convenience and value of bundled services.”
     “We added over 89,000 telephone customers in the second quarter, and the excellent quality and value of our phone service earned us a third consecutive J.D. Power and Associates award for overall customer satisfaction in the western region. Building on that success, Cox plans to launch Cox Digital Telephone in five additional markets in the second half of 2005.”
     “The strong quarter also marked our best ever for sell-in of all advanced services and a reduction in churn across all product categories. With all our sales channels focused on increasing the number of bundled customers, we now report 13.2 million RGUs, which translates into higher revenues that fuel greater free cash flow.”
SECOND QUARTER HIGHLIGHTS
     For the second quarter of 2005, Cox:
•	Ended the quarter with approximately 13.2 million total RGUs, up 11% from June 30, 2004, driven by 22% year-over-year growth in advanced-service RGUs.

•	Added 48,768 Cox Digital Cable customers, ending the quarter with approximately 2.6 million digital cable customers, representing year-over-year customer growth of 12%. Cox Digital Cable is now available to 99% of the homes in Cox’s service areas with 41% penetration of our basic video customer base.

•	Added 97,779 high-speed Internet customers, ending the quarter with over 2.8 million high-speed Internet customers, representing year-over-year customer growth of 27%.

•	Added 89,023 Cox Digital Telephone customers, ending the quarter with over 1.5 million telephone customers, representing year-over-year customer growth of 33%.

•	Generated $366.1 million in net cash provided by operating activities and $36.9 million in free cash flow (net cash provided by operating activities less capital expenditures).

•	Generated 11% revenue growth during the quarter and six months ended June 30, 2005, compared with the same periods in 2004.

•	Generated 7% operating income growth and 12% operating cash flow growth (operating income before depreciation and amortization) during the quarter ended June 30, 2005 and 15% operating income growth and 14% operating cash flow growth during the six months ended June 30, 2005, compared with the same periods in 2004.

OPERATING RESULTS
Three months ended June 30, 2005 compared with three months ended June 30, 2004
     Total revenues for the second quarter of 2005 were $1.8 billion, an increase of 11% over the second quarter of 2004. This was primarily due to growth in advanced-service subscriptions (which include digital cable, high-speed Internet access and telephony) and higher basic cable rates. An increase in Cox Business Services customers, as well as an increase in advertising sales, also contributed to overall revenue growth.
     Cost of services, which includes programming costs, other direct costs and field service costs, was $709.5 million for the second quarter of 2005, an increase of 10% over the same period in 2004. Programming costs increased 10% to $351.9 million, primarily reflecting rate increases. Other direct costs and field service costs in the aggregate increased 10% to $357.6 million, primarily resulting from 11% growth in total RGUs over the last twelve months, partially offset by cost savings achieved through successful field service initiatives.
     Selling, general and administrative expenses were $375.1 million for the second quarter of 2005, an increase of 12% over the comparable period in 2004. This was due to a 13% increase in general and administrative expenses and a 9% increase in marketing expense. The increase in general and administrative expenses was due to increased salaries and benefits, as well as an increase in the cost of providing healthcare benefits. The increase in marketing expense primarily related to promotions for new video products, as well as a 14% increase in costs associated with Cox Media, Cox’s advertising sales business.
     Operating income increased 7% to $228.9 million for the second quarter of 2005, and operating cash flow increased 12% to $692.1 million, compared to the same period in 2004. Operating income margin (operating income as a percentage of revenues) for the second quarter of 2005 was 13%, consistent with the second quarter of 2004. Operating cash flow margin (operating cash flow as a percentage of revenues) was 39% for the second quarter of 2005 and 2004.
     Depreciation and amortization increased to $463.2 million from $397.1 million in the second quarter of 2005. This was primarily due to the amortization of finite-lived intangible assets that resulted from the push-down basis accounting applied pursuant to the December 2004 going-private transaction, as well as additional depreciation resulting from an increase in capital expenditures over the comparable period associated with Cox’s continuing investment in its broadband network in order to deliver additional services.
     During the second quarter of 2004, Cox recorded a $5.0 million pre-tax loss on the sale of certain small, non-clustered cable systems in Oklahoma, Kansas, Texas and Arkansas, which in the aggregate consisted of approximately 53,000 basic cable subscribers.
     Net loss on investments for the second quarter of 2005 was $2.7 million due to a pre-tax decline considered to be other than temporary in the fair value of certain investments. Net gain on investments of $2.3 million for the comparable period of 2004 was primarily due to the sale of all remaining shares of Sprint stock then held by Cox.
     During the second quarter of 2005, Cox recorded a $13.0 million pre-tax loss on extinguishment of debt due to the redemption of $62.3 million original principal amount at maturity of its exchangeable subordinated discount debentures due 2020 (Discount Debentures) for aggregate cash consideration of $32.5 million, which represented all remaining outstanding Discount Debentures. During the comparable period in 2004, Cox recorded a $7.0 million pre-tax loss on extinguishment of debt due to the redemption of $14.6 million aggregate principal amount of Cox’s exchangeable subordinated debentures due 2029 (PRIZES) and $0.1 million aggregate principal amount of Cox’s 3% exchangeable subordinated debentures due 2030 (Premium PHONES), which represented all remaining outstanding PRIZES and Premium PHONES. As a result of these redemptions, Cox no longer has any outstanding exchangeable subordinated debentures.
     Net income for the second quarter of 2005 was $18.3 million compared to $62.7 million for the comparable period of 2004.
Six months ended June 30, 2005 compared with six months ended June 30, 2004
     Total revenues for the six months ended June 30, 2005 were $3.5 billion, an increase of 11% over the six months ended June 30, 2004. This was primarily due to growth in advanced-service subscriptions (which include digital cable, high-speed Internet access and telephony) and higher basic cable rates. An increase in Cox Business Services customers, as well as an increase in advertising sales, also contributed to overall revenue growth.
     Cost of services was $1.4 billion for the six months ended June 30, 2005, an increase of 9% over the same period in 2004. Programming costs increased 10% to $699.7 million, primarily reflecting rate increases. Other direct costs and field service costs in the aggregate increased 8% to $691.7 million, primarily resulting from 11% growth in total RGUs over the last twelve months, partially offset by cost savings achieved through successful field service initiatives.
     Selling, general and administrative expenses were $743.6 million for the six months ended June 30, 2005, an increase of 11% over the comparable period in 2004. This was due to an 11% increase in general and administrative expenses and a 10% increase in marketing expense. The increase in general and administrative expenses was primarily due to increased salaries and benefits, as well as an increase in the costs of providing healthcare benefits. The increase in marketing expense primarily related to promotions for new video products, as well as an 11% increase in costs associated with Cox Media, Cox’s advertising sales business.
     Operating income increased 15% to $448.3 million for the six months ended June 30, 2005, and operating cash flow increased 14% to $1.3 billion, compared to the same period in 2004. Operating income margin for the six months ended June 30, 2005 was 13%, compared to 12% for the same period in 2004. Operating cash flow margin for the six months ended June 30, 2005 was 39%, compared to 38% for the same period in 2004.
     Depreciation and amortization increased to $897.4 million from $789.2 million for the six months ended June 30, 2005. This was primarily due to the amortization of finite-lived intangible assets that resulted from the push-down basis accounting applied pursuant to the December 2004 going-private transaction, as well as additional depreciation resulting from an increase in capital expenditures over the comparable period associated with Cox’s continuing investment in its broadband network in order to deliver additional services.
     Net loss on investments of $2.7 million for the six months ended June 30, 2005 was due to a pre-tax decline considered to be other than temporary in the fair value of certain investments. Net gain on investments for the comparable period in 2004 of $29.1 million was due to: (i) a $19.5 million pre-tax gain on the sale of 0.1 million shares of Sprint PCS preferred stock, (ii) a $7.3 million pre-tax gain on the sale of certain other non-strategic investments, and (iii) a $2.3 million pre-tax gain on the sale of all remaining shares of Sprint stock then held by Cox.
     Net income for the six months ended June 30, 2005 was $45.3 million compared with $120.4 million for the comparable period in 2004.
     LIQUIDITY AND CAPITAL RESOURCES

     Cox has included Consolidated Statements of Cash Flows for the six months ended June 30, 2005 and 2004 as a means of providing more detail regarding the liquidity and capital resources discussion below. In addition, Cox has included a calculation of free cash flow in the Summary of Operating Statistics to provide additional detail regarding a measure of liquidity that Cox believes will be useful to investors in evaluating Cox’s financial performance. For further details, please refer to the Summary of Operating Statistics and discussion under the heading Use of Operating Cash Flow and Free Cash Flow.
     Significant sources of cash for the six months ended June 30, 2005 consisted primarily of the following:
•	the generation of net cash provided by operating activities of approximately $789.1 million;

•	net credit facility borrowings of $575.0 million; and

•	net commercial paper borrowings of $111.9 million.
     Significant uses of cash for the six months ended June 30, 2005 consisted of the following:
•	capital expenditures of $661.2 million;

•	contributions of $43 million to TV Works, LLC (formerly known as Double C Technologies, LLC), which represents a 33% ownership interest in the entity;

•	the repayment of Cox’s $375 million 6.9% notes due June 15, 2005 upon their maturity;

•	the purchase of $62.3 million original principal amount at maturity of Cox’s Discount Debentures for aggregate cash consideration of $32.5 million, which represented all remaining outstanding Discount Debentures; and

•	payments to acquire Cox’s former public stock that was converted into the right to receive cash as part of the going-private transaction in December 2004 of approximately $472.7 million, with such payments being made as holders of the former public stock surrender their certificates and otherwise claim their going-private merger consideration.
USE OF OPERATING CASH FLOW AND FREE CASH FLOW
     Operating cash flow and free cash flow are not measures of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Operating cash flow is defined as operating income before depreciation and amortization. Free cash flow is defined as cash flows provided by operating activities less capital expenditures.
     Cox’s management believes that presentation of these measures provides useful information to investors regarding Cox’s financial position and results of operations. Cox believes that operating cash flow and free cash flow are useful to investors in evaluating its performance because they are commonly used financial analysis tools for measuring and comparing media companies in several areas of liquidity, operating performance and leverage. Both operating cash flow and free cash flow are used to gauge Cox’s ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. In addition, management uses operating cash flow to monitor compliance with certain financial covenants in Cox’s credit agreements, and it is used as a factor in determining executive compensation.
     Operating cash flow and free cash flow should not be considered as alternatives to net income as indicators of Cox’s aggregate performance, or as alternatives to net cash provided by operating activities as measures of liquidity, and may not be comparable to similarly titled measures used by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures on a historical basis are presented under the headings Reconciliation of Operating Cash

Flow to Operating Income and Reconciliation of Free Cash Flow to Cash Provided by Operating Activities in the attached financial tables.
Caution Concerning Forward-Looking Statements
     Statements in this release, including statements relating to growth opportunities, revenue and cash flow projections and introduction of new products and services, are “forward-looking statements”, as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to Cox’s future plans, earnings, objectives, expectations, performance and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the broadband communications industry, our ability to achieve anticipated subscriber and revenue growth, our success in implementing new services and other operating initiatives, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cox’s filings with the Securities and Exchange Commission, including Cox’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004. Cox assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.
About Cox Communications
     Cox Communications Inc. is a multi-service broadband communications company with approximately 6.7 million total customers, including approximately 6.3 million basic cable subscribers. The nation’s third-largest cable television provider, Cox offers analog cable television under the Cox Cable brand as well as digital video service under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services including local and long-distance telephone under the Cox Digital Telephone brand, high-speed Internet service under the Cox High Speed Internet brand, video on demand programming under the Entertainment on Demand brand, digital video recorders, high-definition television and home networking. Commercial voice and data services are offered via Cox Business Services. Local cable advertising, promotional opportunities and production services are sold under the Cox Media brand. Cox is an investor in programming services including Discovery Communications, Inc. Cox Communications is a wholly-owned subsidiary of Cox Enterprises, Inc.
Contact Information

Susan Coker, Vice President and Treasurer (404) 843-5462, susan.coker@cox.com	David Grabert, Director of Media Relations (404) 269-7054, mobile (678) 592-2258 david.grabert@cox.com

Bobby Amirshahi, Director of Media Relations (404) 843-7872, mobile (404) 353-7138 bobby.amirshahi@cox.com
(See attached financial information)

Cox Communications, Inc.
Consolidated Statements of Operations
(Unaudited)
(Thousands of Dollars, excluding per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2005	2004	Change	2005	2004	Change

Revenues	1,776,653	1,595,240	11%	3,480,713	3,135,597	11%
Costs and expenses
Cost of services (excluding depreciation and amortization)	709,485	644,627	10%	1,391,384	1,280,443	9%
Selling, general and administrative expenses (excluding depreciation and amortization)	375,051	334,576	12%	743,620	671,884	11%

Total costs and expenses	1,084,536	979,203	11%	2,135,004	1,952,327	9%

Operating cash flow	692,117	616,037	12%	1,345,709	1,183,270	14%
Depreciation and amortization	463,204	397,114	17%	897,400	789,180	14%
Loss on sale of cable systems	—	5,021	(100%)	—	5,021	(100%)

Operating income	228,913	213,902	7%	448,309	389,069	15%
Interest expense	(171,661)	(95,591)	80%	(335,149)	(192,203)	74%
Loss on derivative instruments, net	(48)	(15)	—	(78)	(54)	44%
(Loss) gain on investments, net	(2,723)	2,326	—	(2,721)	29,135	(109%)
Loss on extinguishment of debt	(13,019)	(7,006)	86%	(13,019)	(7,006)	86%
Other, net	(585)	(258)	127%	(367)	(1,767)	(79%)

Income before income taxes, minority interest and equity in net losses of affiliated companies	40,877	113,358	(64%)	96,975	217,174	(55%)
Income tax expense	21,061	50,359	(58%)	49,375	96,065	(49%)

Income before minority interest and equity in net losses of affiliated companies	19,816	62,999	(69%)	47,600	121,109	(61%)
Minority interest, net of tax	—	413	(100%)	—	(572)	(100%)
Equity in net losses of affiliated companies, net of tax of $1,016, $436, $1,523 and $43, respectively	(1,534)	(730)	110%	(2,306)	(152)	—

Net income	$18,282	$62,682	(71%)	$45,294	$120,385	(62%)

Cox Communications, Inc.
Consolidated Balance Sheets
(Unaudited)
(Thousands of Dollars)

	June 30	December 31
	2005	2004
Assets
Current assets
Cash	$85,761	$76,339
Accounts and notes receivable, less allowance for doubtful accounts of $24,605 and $26,482	421,204	394,540
Other current assets	191,859	136,386

Total current assets	698,824	607,265

Net plant and equipment	7,771,768	7,942,699
Investments	1,212,010	1,171,647
Intangible assets	19,284,204	19,329,452
Goodwill	106,889	106,889
Other noncurrent assets	70,787	95,789

Total assets	$29,144,482	$29,253,741

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued expenses	$880,507	$797,553
Other current liabilities	282,767	339,742
Cash obligation to untendered shareholders	10,853	483,603
Current portion of long-term debt	54,922	59,962
Amounts due to Cox Enterprises, Inc. (CEI)	92,588	5,573

Total current liabilities	1,321,637	1,686,433

Deferred income taxes	8,284,725	8,326,574
Other noncurrent liabilities	127,477	148,733
Long-term debt, less current portion	13,236,536	12,965,773

Total liabilities	22,970,375	23,127,513

Shareholders’ equity
Class A common stock, $0.01 par value; 671,000,000 shares authorized; shares issued and outstanding: 556,170,238	5,562	5,562
Class C common stock, $0.01 par value; 62,000,000 shares authorized; shares issued and outstanding: 27,597,792	276	276
Additional paid-in capital	4,804,645	4,802,117
Retained earnings	1,363,512	1,318,218
Accumulated other comprehensive income	112	55

Total shareholders’ equity	6,174,107	6,126,228

Total liabilities and shareholders’ equity	$29,144,482	$29,253,741

Cox Communications, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(Thousands of Dollars)

	Six Months
	Ended June 30
	2005	2004

Cash flows from operating activities
Net income	$45,294	$120,385
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	897,400	789,180
Loss on sale of cable system	—	5,021
Deferred income taxes	(39,914)	53,333
Loss on derivative instruments, net	78	54
Loss on extinguishment of debt	13,019	7,006
Loss (gain) on investments, net	2,721	(29,135)
Minority interest, net of tax	—	572
Equity in net losses of affiliated companies, net of tax	2,306	152
Other, net	1,651	6,181
Increase in accounts and notes receivable	(26,664)	(9,510)
Increase in other assets	(49,994)	(17,040)
Increase (decrease) in accounts payable and accrued expenses	25,129	(55,019)
(Decrease) increase in taxes payable	(39,188)	18,178
Decrease in other liabilities	(42,764)	(31,938)

Net cash provided by operating activities	789,074	857,420

Cash flows from investing activities
Capital expenditures	(661,183)	(617,869)
Investments in affiliated companies	(43,554)	(15,827)
Proceeds from the sale and exchange of investments	—	70,230
Increase in amounts due to CEI	—	(10,871)
Proceeds from the sale of cable systems	—	53,076
Other, net	15,394	12,312

Net cash used in investing activities	(689,343)	(508,949)

Cash flows from financing activities
Revolving credit facilities borrowings, net	575,000	—
Commercial paper repayments, net	111,938	(266,308)
Repayment of debt	(460,021)	(72,549)
Payments to acquire Cox’s former public stock	(472,750)	—
Proceeds from exercise of stock options	—	2,154
Increase (decrease) in amounts due to CEI	87,015	(3,980)
Other, net	68,509	(16,261)

Net cash used in financing activities	(90,309)	(356,944)

Net increase (decrease) in cash	9,422	(8,473)
Cash at beginning of period	76,339	83,841

Cash at end of period	$85,761	$75,368

Cox Communications, Inc.
Reconciliation of Operating Cash Flow to Operating Income
(Unaudited)
(Thousands of Dollars)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004

Operating cash flow	$692,117	$616,037	$1,345,709	$1,183,270
Depreciation and amortization	(463,204)	(397,114)	(897,400)	(789,180)
Loss on sale of cable system	—	(5,021)	—	(5,021)

Operating income	$228,913	$213,902	$448,309	$389,069

Cox Communications, Inc.
Reconciliation of Free Cash Flow to Cash Provided by Operating Activities
(Unaudited)
(Thousands of Dollars)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004

Free cash flow	$36,920	$155,283	$127,891	$239,551
Capital expenditures	329,161	323,315	661,183	617,869

Net cash provided by operating activities	$366,081	$478,598	$789,074	$857,420

Cox Communications, Inc.
Summary of Operating Statistics
Customer Data

	June 30	March 31	June 30
	2005	2005	2004 (a)
Customer Relationships
Basic Video Customers (b)	6,283,122	6,329,593	6,262,688
Non-Video Customers (c)	401,783	379,749	322,152

Total Customer Relationships (d)	6,684,905	6,709,342	6,584,840

Revenue Generating Units
Basic Video Customers (b)	6,283,122	6,329,593	6,262,688
Advanced Services	6,905,831	6,670,261	5,658,282

Total Revenue Generating Units	13,188,953	12,999,854	11,920,970

Video Homes Passed	10,671,040	10,611,858	10,441,754
Basic Video Penetration	58.9%	59.6%	60.0%

Cox Digital Cable

	June 30	March 31	June 30
	2005	2005	2004 (a)
Digital Cable Ready Homes Passed	10,600,123	10,541,555	10,381,012
Customers	2,553,483	2,504,715	2,278,523
Penetration of Customers to Basic Video Customers	40.6%	39.6%	36.4%
Quarterly Net Additions	48,768	94,499	60,351

High-Speed Internet Access

	June 30	March 31	June 30
	2005	2005	2004 (a)
High-Speed Internet Access Ready Homes Passed	10,582,112	10,521,594	10,343,363
Customers	2,846,438	2,748,659	2,246,109
Penetration of Customers to High-Speed Internet Access Ready Homes Passed	26.9%	26.1%	21.7%
Quarterly Net Additions	97,779	177,413	97,517

Cox Digital Telephone

	June 30	March 31	June 30
	2005	2005	2004
Telephony Ready Homes Passed	6,838,291	6,626,700	5,461,632
Customers	1,505,910	1,416,887	1,133,650
Penetration of Customers to Telephony Ready Homes Passed	22.0%	21.4%	20.8%
Quarterly Net Additions	89,023	111,522	66,265

Bundled Customers

	June 30	March 31	June 30
	2005	2005	2004 (a)
Customers subscribing to two or more services	3,055,014	2,968,770	2,473,373
Penetration of Bundled Customers to Basic Video Customers	48.6%	46.9%	39.5%

Cox Communications, Inc.
Summary of Operating Statistics — Continued
Comparative Operating Statistics

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2005	2004	2005	2004

Operating Cash Flow Margin	39.0%	38.6%	38.7%	37.7%
Capital Expenditures (thousands of dollars)	$329,161	$323,315	$661,183	$617,869
Operating Cash Flow per Basic Video Customer (e)	110.15	98.37	214.18	188.94
Capital Expenditures per Basic Video Customer (f)	52.39	51.63	105.23	98.66
Free Cash Flow Calculation (g)

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2005	2004	2005	2004
	(Thousands of Dollars)

Operating cash flow (g)	$692,117	$616,037	$1,345,709	$1,183,270
Less capital expenditures	(329,161)	(323,315)	(661,183)	(617,869)
Plus cash decrease in working capital (h)	(41,274)	(13,046)	(127,790)	(112,258)

Operating free cash flow	321,682	279,676	556,736	453,143
Less cash paid for interest	(194,332)	(119,581)	(298,812)	(188,611)
Less cash paid for taxes	(90,430)	(4,812)	(130,033)	(24,981)

Free cash flow (g)	$36,920	$155,283	$127,891	$239,551

(a)	Core Video, Cox Digital Cable and High-Speed Internet Access operating statistics as of June 30, 2004 have been adjusted for the sale of certain cable systems in the second quarter of 2004.

(b)	The number of customers who receive primary analog or digital video service. Additional outlets are not counted.

(c)	The number of customers who receive high-speed Internet access or telephony service, but do not subscribe to video service.

(d)	The number of customers who receive at least one level of service, encompassing video, data and telephony services, without regard to which service(s) customers purchase.

(e)	Operating cash flow per basic video customer is calculated by dividing operating cash flow for the respective period by basic video customers as of the end of the period.

(f)	Capital expenditures per basic video customer is calculated by dividing capital expenditures for the respective period by basic video customers as of the end of the period.

(g)	Free cash flow and operating cash flow are not measures of performance calculated in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, see the information presented under “Reconciliation of Operating Cash Flow to Operating Income” and “Reconciliation of Free Cash Flow to Cash Provided by Operating Activities” in these financial tables.

(h)	Cash change in working capital is calculated based on the cash flow changes in current assets and liabilities, excluding changes related to interest and taxes.